Exhibit 15.1

Hillary CPA Group

Certified Public Accountants

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT ACKNOWLEDGMENT LETTER

I have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Adamas Ventures, Inc. as of and for the period ended July 31, 2014 as indicated in our report dated August 28, 2014; because we did not perform an audit, we expressed no opinion on that information.

I am aware that my report referred to above, which is included in your Registration Statement on Form S-1/A3 filed on August 28, 2014, is incorporated by reference in Registration File Number 333-194492 of Adamas Ventures, Inc., on Form S-1.

I am also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Dated: September 12, 2014

/s/ David Lee Hillary

David Lee Hillary, Jr.

5797 East 169th Street, Suite 100

Noblesville, IN 46062

317-222-1416